Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Trust of Arizona (the "Trust") was held on October 25, 2000. The holders of shares representing 57% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

		Trustee					For		Withheld

		Lacy B. Herrmann			20,174,507	286,553
		Arthur K. Carlson			20,237,499	223,561
		Thomas W. Courtney			20,241,641	219,419
		William L. Ensign			20,237,938	223,122
		Diana P. Herrmann			20,215,730	245,330
		John C. Lucking			20,255,678	205,382
		Anne J. Mills				20,244,504	216,556


2. To ratify the selection of KPMG LLP as the Trust's independent auditors.

Number of  Votes:

		For	              			Against          		Abstain

		19,852,647         		33,827	          		574,587

3. To act upon a proposal to change the fundamental policies of the Trust to allow the use of additional nationally recognized statistical rating organizations.


Number of Votes:

		For		                  		Against            	Abstain

		15,699,933		            	334,132	           	1,045,699